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Exhibit 10.1

C.S. Pringle
EMPLOYMENT AGREEMENT

        AGREEMENT dated April 1, 2002 between Aspen Technology, Inc., a Massachuestts corporation located at 10 Canal Park, Cambridge, Massachusetts (the "Company"), and C.S. Pringle (the "Employee").

1.
Employment. The Company and the Employee have agreed to the reassignment of Employee to the position of Senior Vice President of the Accenture/AspenTech Alliance. The Employee's responsibilities include the general management of the development and go to market activities for the alliance. This position is headquartered in Houston, Texas. The Employee agrees, while employed hereunder, to perform his duties faithfully and to the best of his ability.

2.
Term. The term of this agreement shall begin on the date set forth above and shall continue through the earlier of (a) the third anniversary of the date of this Agreement or (b) the occurrence of a Termination Date, as defined in Section 6 (the "Term").

3.
Compensation.

3.1.
As compensation for the Employee's services during the Term, the Company shall pay the Employee an annual base salary, initially at the rate of $230,000 per year.

3.2.
The Employee shall be covered by the cash bonus plan currently maintained by the Company for its executive officers as such plan is subsequently modified or replaced. The target amount of this bonus is initially at the rate of $170,000 per year.

4.
Termination Date; Consequences for Compensation and Benefits

4.1.
Definition of Termination Date. The first to occur of the following events shall be the Termination Date:

4.1.1.
The date on which the Employee becomes entitled to receive long-term or short-term disability payments by reason of total and permanent disability;

4.1.2.
The Employee's death;

4.1.3.
Voluntary resignation;

4.1.4.
Voluntary resignation for Good Reason;

4.1.5.
Discharge of the Employee by the Company after one of the following events shall have occurred, which event shall be specified to the Employee by the Company at the time of discharge: material willful misconduct in the discharge of his duties, conviction of the Employee or the entry of a plea of guilty or no contest by the Employee to any felony, or any material breach of any term of this Agreement by the Employee which is not cured within 30 days after written notice from the Board of Directors of the Company to the Employee setting forth the nature of the breach ("Discharge for Cause");

4.1.6.
Discharge of the Employee by the Company not accompanied by a notice of cause described in Section 4.1.5 ("General Discharge").

4.2.
Definition of "Good Reason". "Good Reason" means that (a) Employee has been assigned duties inconsistent with his status as a senior executive officer of AspenTech, or there has been a meaningful adverse alteration in the nature or status of his responsibilities, (b) his annual base salary, together with any bonus program targets, is reduced, (c) Employee has been transferred to a location other than Houston, Texas without his consent, (d) Change in

    Control and this Agreement is not continued in effect by the subsequent owner, or (e) AspenTech fails to continue to provide you with benefits or participation in compensation plans which continue to be provided to senior executive officers of AspenTech. A "Change in Control" shall be deemed to have occurred if any person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing twenty-five percent or more of the combined voting power of the Company's then outstanding voting, there is a change in control of the Company of a nature that would be required to be reported on Form 8-K or items 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not the Company is then subject to such reporting requirement, excluding however (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) fifty-one percent or more of the combined voting power of the voting securities (entitled to vote generally for the election of directors) of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation and which would result in those persons who are Continuing Directors immediately prior to such merger or consolidation constituting more than two-thirds of the membership of the Board or the board of such surviving or parent entity immediately after, or subsequently at any time as contemplated by or as a result of, such merger or consolidation or (ii) a merger or consolidation effected to implement a recapitalization of the company (or similar transaction) in which no person acquired twenty-five percent or more of the combined voting power of the Company's then outstanding securities.

  4.3.
  Consequences for Compensation and Benefits. If the Termination Date occurs pursuant to Section 4.1.1, 4.1.2, 4.1.3 or 4.1.5, the Company shall pay base salary to the Employee through the Termination Date and shall pay to the Employee all Benefits accrued through the Termination Date, payable in accordance with the respective terms of the plans, practices and arrangements under which the Benefits were accrued. If termination of employment occurs pursuant to Section 4.1.4 or 4.1.6, the Employee shall be entitled to receive compensation on the same terms and conditions (including but not limited to the Stock Option program) as set forth herein for a period of three years from the Termination Date, continuation of all health and medical benefits until Employee becomes eligible under another plan with a subsequent employer.

  4.4.
  Liquidated Damages; No Duty to Mitigate Damages. The amounts payable pursuant to Section 4.2 shall be deemed liquidated damages for the early termination of this Agreement and shall be paid to the Employee regardless of any income the Employee may receive from any other employer, and the Employee shall have no duty of any kind to seek employment from any other employer during the balance of the Term. The Employee further agrees that the amounts payable pursuant to Section 4.2 after the Termination Date may be withheld by the Company upon a material breach by the Employee of his obligations under Section 5 (Agreement Not to Compete) or Section 6 (Agreement Not to Solicit).

  4.5.
  Stock Options. The Company hereby confirms that, all of the stock options Employee has received as of the date hereof were granted under the stock option plans, and that, in accordance with the terms and conditions of the 1995 Stock Option Plan, upon a Change in Corporate Control as defined in such plan, each outstanding stock option immediately becomes fully exercisable.

5.
Agreement Not to Compete. The Employee agrees that, while serving as an Employee of the Company, he will not serve as an employee or director of any business entity other than the Company and its affiliates, but may serve as a director of a reasonable number of not-for-profit corporations and may devote a reasonable amount of time to charitable and community service.

  For the period beginning on the Termination Date and continuing until one year after the Termination Date, the Employee shall not work for Employee's own account or that of any firm, partnership, or entity, on any project substantially similar to or competitive with a project on which Employee worked while at AspenTech, or solicit AspenTech's customers with whom Employee has dealt during the last twelve months of Employee's employment with AspenTech, either (a) to cease to do business with AspenTech, or (b) to do business with any other firm, partnership, or entity, in actual or proposed competition with AspenTech.

6.
Agreement Not to Solicit. For the period beginning on the Termination Date and continuing until the one year following any Termination Date, regardless of the reason, the Employee shall not solicit any employee of the Company or an affiliate to leave such employment and to provide services to the Employee or any business entity by which the Employee is employed or in which the Employee has a material financial interest. Soliciting a former employee of the Company or an affiliate to provide such services shall not be a violation of this Agreement.

7.
Confidential Information. Unless the Employee shall first secure consent of the Company, the Employee shall not disclose or use, either during or after the Term, any secret or confidential information of the Company or any affiliate, whether or not developed by the Employee, except as required by his duties to the Company or the affiliate.

8.
Arbitration. In the event that either party hereto has any claim hereunder, the party shall promptly notify the other party of such claim. If within 30 days of the receipt of such notice of claim, the parties cannot agree on a resolution of such claim, the parties agree to submit such dispute to binding arbitration to be held in Boston, Massachusetts under the rules of the American Arbitration Association. Any such arbitration shall be conducted by three arbitrators, one of whom shall be selected by the Employee, one of whom shall be selected by the Company and one of whom shall be selected by the arbitrators so selected. The expenses of any such arbitration shall be paid by the non-prevailing party, as determined by the final order of the arbitrators.

9.
Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties and may be altered or amended or any provision hereof waived only by an agreement in writing signed by the party against whom enforcement of any alteration, amendment, or waiver is sought. No waiver by any party of any breach of this Agreement shall be considered as a waiver of any subsequent breach.

10.
Binding Obligations. This Agreement shall be binding upon and inure to the benefit of the Company and their successors and assigns and the Employee and his personal representatives.

11.
Assignability. Neither this Agreement nor any benefits payable to the Employee hereunder shall be assigned, pledged, anticipated, or otherwise alienated by the Employee, or subject to attachment or other legal process by any creditor of the Employee, and notwithstanding any attempted assignment, pledge, anticipation, alienation, attachment, or other legal process, any benefit payable to the Employee hereunder shall be paid only to the Employee or his estate.

12.
Governing Law. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

        IN WITNESS WHEREOF, the Company and the Employee have signed and sealed this Agreement as of the date first written above.

C.S. Pringle	ASPEN TECHNOLOGY, INC.
/s/ Steven Pringle	By:	/s/ illegible

Title:

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C.S. Pringle EMPLOYMENT AGREEMENT